Exhibit 7.01

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13D referred to below) on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Class A ordinary shares, par value $0.0000001 per share, of Fangdd Network Group Ltd., a Cayman Islands company, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Dated: December 9, 2022

Xi Zeng	By	/s/ Xi Zeng
Xi Zeng

ZX INTERNATIONAL LTD	By	/s/ Xi Zeng
Name: Xi Zeng
Title: Director